EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), dated October 10, 2017, amends that certain employment agreement effective as of January 13, 2017 (the “Effective Date”) and is by and between NutraFuels, Inc., a Florida corporation with an address at 6601 Lyons Rd. L-6 Coconut Creek FL. 33073 (the “Company”), and Edgar Ward, having a mailing address at 3630 NW 71st Street Coconut Creek FL. 33073 (the “Executive”). The Company and the Executive are each referred to herein as a “Party” or collectively as the “Parties”.

RECITALS:

WHEREAS, the Company desires to set forth the terms of the employment of the Executive as President and Chief Executive Officer of the Company,

WHEREAS, the Executive desires to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

WHEREAS, this Agreement replaces and supersedes any and all written and oral agreements between the parties and it sets forth the entire understanding between the Company and the Executive as to the matters set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.

Recitals.

The above Recitals are hereby made part of this Agreement and the Parties acknowledge that each of the recitals is true and correct.

2.

Employment.

(a)

Services. The Executive will be employed by the Company as its President and Chief Executive Officer. The Executive will report to the Board of Directors of the Company (the “Board”) and shall perform such duties as are consistent with his position as President and Chief Executive Officer (the “Services”). The Executive agrees to perform such duties faithfully, to devote all of his working time, attention and energies to the business of the Company, and while he remains employed by the Company, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b)

Acceptance. Upon execution hereof, the Executive hereby accepts such employment and agrees to render the Services under the terms and conditions set forth herein.

1.

Term.

The Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and continue until January 1, 2022.

2.

Best Efforts; Place of Performance.

(a)

The Executive shall devote substantially all of his business time, attention, and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not, during the Term, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(b)

The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in Broward County Florida, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate. Notwithstanding the foregoing, the Executive’s primary place of business may not be relocated to another city without his written consent.

1.

Directorship.

The Company shall use its best efforts to cause the Executive to be elected as a member of its Board throughout the Term and shall include him in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire. The Executive agrees to accept election, and to serve during the Term as director of the Company, without any compensation therefor other than as specified in this Agreement.

2.

Compensation.

As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a)

Base Salary. The Company shall pay the Executive an annualized salary (the “Base Salary”) of two hundred and fifty thousand dollars ($250,000.00) beginning with the year ending December 31, 2017, and each year thereafter. Payment shall be made in accordance with the Company’s normal payroll practices.

(b)

Guaranteed Bonus. The Company shall pay the Executive a lump-sum cash bonus (the “Guaranteed Bonus”) equal to one hundred thousand dollars ($100,000.00) within thirty (30) days following the expiration of each year of the Term, provided that the Executive is employed hereunder on the last day of such year of the Term (subject to the terms of Section 10 hereof), and regardless of whether the Executive remains employed by Company after such date. Any bonus not paid shall accrue until paid.

(c)

Withholding. The Company shall withhold all applicable federal, state, and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 5.

(d)

Employment Stock Bonuses and Options. For each year of service hereunder, as additional compensation for the Services to be rendered by the Executive pursuant to this Agreement, the Company shall issue to the Executive bonuses as determined by the Company’s Board of Directors.

(e)

Expenses.  The Company shall reimburse the Executive for all normal, usual, and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy that may, from time to time, be adopted by the Company.

(f)

Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance, and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time.

(g)

Reimbursement. The Company shall reimburse Executive for all reasonable costs of such benefits purchased privately by Executive.

(h)

Vacation. The Executive shall be entitled to a vacation of twenty-four (24) days per annum, in addition to holidays observed by the Company. During the Term, the Executive shall be entitled to carry forward vacation days from one calendar year of employment to the next calendar year of employment.

1.

Representations and Warranties.

The Executive hereby represents and warrants to the Company as follows:

(a)

Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(b)

The Executive has the full right, power, and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid, and binding obligation of the Executive enforceable against him in accordance with its terms.  No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

1.

Limits of the Executive’s Responsibility & Indemnification.

(a)

The Company shall, to the fullest extent allowable under law, reimburse, indemnify, and hold harmless the Executive, of and from any and all expenses, losses, damages, liabilities, demands, charges, and claims of any nature whatsoever, (including reasonable attorneys’ fees) (collectively “Losses”) arising from or related to the services provided hereunder.

(b)

The Executive shall not be liable for any mistakes of fact or errors of judgment, for losses sustained by the Company or for any acts or omissions of any kind, unless caused by the intentional misconduct of the Executive engaged in bad faith.

(c)

In case any such claim, suit, action, or proceeding (a “Claim”) is brought against the Executive in respect of which indemnification may be sought by the Executive pursuant hereto, the Executive shall give prompt written notice thereof to the Company, which notice shall include all documents and information in the possession of or under the control of the Executive necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Executive to so notify the Company shall not limit or affect the Executive’s rights to be indemnified pursuant to this Section. Upon receipt of such notice of Claim together with such documents and information from the Executive, the Company shall, at its sole cost and expense, in good faith, defend any such Claim with counsel satisfactory to the Executive, which counsel may, without limiting the rights of the Executive pursuant to the next succeeding sentence of this Section, also represent the Company in such investigation, action, or proceeding. In the alternative, the Executive may elect to conduct the defense of the Claim, if: (i) the Executive determines that the conduct of its defense by the Company could be materially prejudicial to its interests, (ii) the Company refuses to defend (or fails to give written notice to the Executive within ten (10) days of receipt of a notice of Claim that the Company assumes such defense), or (iii) the Company shall have failed, in the Executive’s reasonable judgment, to defend the Claim in good faith. The Company may settle any Claim against the Executive without the Executive’s consent, provided: (i) such settlement is without any Losses whatsoever to the Executive, (ii) the settlement does not include or require any admission of liability or culpability by the Executive, and (iii) the Company obtains an effective written release of liability for the Executive from the party to the Claim with whom such settlement is being made, which release must be  acceptable to the Executive, and a dismissal with prejudice with respect to all Claims made by the party against the Executive in connection with such Claim. The Executive shall reasonably cooperate with the Company, at the Company’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If the Executive is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the Company shall be responsible for any settlement of such Claim entered into by the Executive. Except as provided in the immediately preceding sentence, the Executive may pay or settle any Claim and seek reimbursement therefor under this Section.

(d)

The provisions of this Section 8 shall survive the expiration or termination of this Agreement.

9.

Insurance.

At the request of the Executive, the Company shall maintain an adequate director and officers’ liability insurance policy with ten million dollars ($10,000,000) per occurrence coverage with a reputed insurer acceptable to the Executive providing the Executive with insurance coverage, for the duration of this Agreement, covering the services rendered hereunder.

 10.

Miscellaneous.

(a)

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, without giving effect to its principles of conflicts of laws.

(b)

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors, and assigns.

(c)

This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer, or other disposition of all or substantially all of its business(es) or assets.

(d)

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement, nor any terms hereof, may not be amended, supplemented, or modified except in an instrument in writing executed by the parties hereto.

(e)

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(f)

All notices, requests, consents, and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier or when actually received if sent by registered or certified mail. Each party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this Agreement.

(g)

The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h)

As used in this Agreement, the masculine, feminine, or gender neutral, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Additionally, unless the context requires otherwise, “or” is not exclusive.

(i)

All representations and warranties made hereunder, and in any document, certificate, or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

(j)

This Agreement may be executed by the Parties to this Agreement on any number of separate counterparts including by telecopy and PDF electronic signature which are deemed to be an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(k)

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(l)

Each Party warrants and represents that it has the exclusive right, express authority, and full legal capacity to execute this Agreement in the capacities designated below for the entities on whose behalf they are executing this Agreement.

(m)

In the event that any action is taken to enforce the terms of this Agreement, the prevailing Party shall be entitled to recover, in addition to other damages or remedies, its reasonable attorneys’ fees, court costs, and other costs and expenses reasonably incurred in connection therewith, including but not limited to any reasonable attorneys’ fees, court costs, and other costs and expenses incurred in connection with seeking to recover the attorneys’ fees, court costs, and other costs and expenses of enforcement provided for by this paragraph.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which shall be deemed effective as of the date set forth above.

NUTRAFUELS, INC.

By: /s/ Edgar Ward

Name: Edgar Ward

Title: President & Chief Executive Officer

/s/ Edgar Ward

Edgar Ward